Exhibit 4.2

(FACE OF SECURITY)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER NAME REQUESTED BY THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EACH PURCHASER OF THIS SECURITY, INCLUDING ANY FIDUCIARY PURCHASING THE SECURITY ON BEHALF OF A PURCHASER, BY ITS ACCEPTANCE HEREOF REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT (A) EITHER IT IS NOT ACQUIRING THIS SECURITY WITH THE ASSETS OF (1) ANY “EMPLOYEE BENEFIT PLAN” (SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” WITHIN THE MEANING OF ERISA BY REASON OF THE INVESTMENT BY SUCH PLANS OR ACCOUNTS THEREIN (A “PLAN”), OR ANY GOVERNMENTAL, CHURCH OR NON-U.S. PLAN SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF THE CODE OR ERISA (COLLECTIVELY, “SIMILAR LAWS”) OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY DOES NOT CONSTITUTE A NON-EXEMPT PROHIBITED

TRANSACTION UNDER ERISA, THE CODE, OR ANY SIMILAR LAWS AND (B) IN THE CASE OF A PURCHASER OF SECURITIES THAT IS A PLAN, A FIDUCIARY INDEPENDENT OF THE ISSUER, THE UNDERWRITERS, AND ANY OF THEIR AFFILIATES (THE “TRANSACTION PARTIES”) ACTING ON THE PLAN’S BEHALF IS AND AT ALL TIMES WILL BE RESPONSIBLE FOR ITS DECISION TO INVEST IN AND HOLD THE SECURITIES AS CONTEMPLATED HEREBY AND SUCH FIDUCIARY (I) IS EITHER A U.S. BANK, A U.S. INSURANCE CARRIER, A U.S. REGISTERED INVESTMENT ADVISER, A U.S. REGISTERED BROKER-DEALER OR AN INDEPENDENT FIDUCIARY WITH AT LEAST $50 MILLION OF ASSETS UNDER MANAGEMENT OR CONTROL, IN EACH CASE UNDER THE REQUIREMENTS SPECIFIED IN THE U.S. CODE OF FEDERAL REGULATIONS, 29 C.F.R. SECTION 2510.3-21(C)(1)(I), AS AMENDED FROM TIME TO TIME, (II) IN THE CASE OF A PLAN THAT IS AN INDIVIDUAL RETIREMENT ACCOUNT (AN “IRA”), IS NOT THE IRA OWNER, BENEFICIARY OF THE IRA OR RELATIVE OF THE IRA OWNER OR BENEFICIARY, (III) IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH REGARD TO THE PROSPECTIVE INVESTMENT IN THE SECURITIES, (IV) IS A FIDUCIARY UNDER ERISA OR THE CODE, OR BOTH, WITH RESPECT TO THE DECISION TO ACQUIRE THE SECURITIES, (V) HAS EXERCISED INDEPENDENT JUDGMENT IN EVALUATING WHETHER TO INVEST THE ASSETS OF THE PLAN IN THE SECURITIES, (VI) UNDERSTANDS AND HAS BEEN FAIRLY INFORMED OF THE EXISTENCE AND THE NATURE OF THE FINANCIAL INTERESTS OF THE TRANSACTION PARTIES IN CONNECTION WITH THE PLAN’S ACQUISITION OF THE SECURITIES, (VII) UNDERSTANDS THAT THE TRANSACTION PARTIES ARE NOT UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY TO THE PLAN, IN CONNECTION WITH THE PLAN’S ACQUISITION OF THE SECURITIES AND (VIII) CONFIRMS THAT NO FEE OR OTHER COMPENSATION WILL BE PAID DIRECTLY TO TRANSACTION PARTIES BY THE PLAN, OR ANY FIDUCIARY, PARTICIPANT OR BENEFICIARY OF THE PLAN, FOR THE PROVISION OF INVESTMENT ADVICE (AS OPPOSED TO OTHER SERVICES) IN CONNECTION WITH THE PLAN’S ACQUISITION OF THE SECURITIES. SUCH HOLDER FURTHER REPRESENTS AND COVENANTS THAT THROUGHOUT THE PERIOD IT HOLDS THIS SECURITY, THE FOREGOING REPRESENTATIONS SHALL BE TRUE AND CORRECT.

4.375% Notes due 2057

CORNING INCORPORATED

Issue Date: November 13, 2017	Maturity: November 15, 2057

Principal Amount: $	CUSIP No.: 219350BF1

Registered: R-	ISIN No.: US219350BF12

Corning Incorporated, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                 ($                ) on November 15, 2057, and to pay interest thereon from November 13, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on May 15 and November 15 in each year, commencing May 15, 2018, and at the Maturity thereof, at the rate of 4.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 13, 2017

CORNING INCORPORATED

By:
Name: Stephen C. Propper
Title: Vice President and Treasurer

Attest:	By:

Name:	Linda E. Jolly
Title:	Vice President and Corporate Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: November 13, 2017	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Authorized Signatory

(REVERSE OF SECURITY)

4.375% Notes due 2057

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 8, 2000 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited initially in aggregate principal amount to $750,000,000 (which amount may be increased at the option of the Company as provided below if in the future it determines that it may wish to sell additional Securities of this series).

The Company may from time to time, without consent of the existing Holders create and issue additional Securities of this series (the “Additional Securities”) having the same terms and conditions as the Securities of this series in all respects, except for the issue date, issue price and, under some circumstances, the first payment of interest thereon. Such Additional Securities, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Securities of this series for U.S. federal income tax purposes and for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. The aggregate principal amount of the Additional Securities, if any, of this series shall be unlimited.

The Securities of this series are subject to redemption as follows:

The Securities will be redeemable in whole at any time or in part from time to time, at the option of the Company. If the Company redeems the Securities more than 180 days prior to their final Stated Maturity, the redemption price will be equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points. If the Company redeems the Securities on or after the date that is 180 days prior to their final Stated Maturity, the redemption price for the Securities will be equal to 100% of the principal amount of the Securities to be redeemed.

The Company will pay accrued and unpaid interest on the principal amount being redeemed to but not including the Redemption Date.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the date 180 days prior to the final Stated Maturity of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity of the date 180 days prior to the final Stated Maturity of the Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Redemption Date” means the date fixed for redemption of the Security by or pursuant to the Indenture.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, and three other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

If the Company decides to redeem less than all of the Outstanding Securities, the Securities to be redeemed will be selected in the case of Global Securities, in accordance with the Applicable Procedures, or in other cases, by any other method the Trustee considers fair and appropriate.

Notice of redemption will be transmitted at least 15 but not more than 60 days before the Redemption Date to each Holder of record of the Securities to be redeemed at its registered address.

The Securities of this series are subject to repurchase at the option of the Holder as follows: If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities, it will be required to make an offer to each Holder to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof) of each Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer to repurchase each Holder’s Securities in cash at a price equal to 101% of the aggregate principal amount of Securities repurchased, plus any accrued and unpaid interest on the Securities repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of a pending Change of Control, the Company will be required to send to each Holder of Securities, a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is transmitted (a “Change of Control Payment Date”). The notice, if transmitted prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•	deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officer’s certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company.

The Paying Agent will be required to promptly deliver, to each Holder who properly tendered Securities, the Change of Control Payment for such Securities, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each new Security will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes an offer to purchase the Securities in the manner, at the times and otherwise in compliance with the requirements for an offer to purchase made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

The Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Except as provided in the last sentence of the next paragraph, the Company may only make an amendment or modification to the provisions obligating it to repurchase the Securities upon a Change of Control Triggering Event which adversely affects the interest of any Holder, with the consent of each Holder of the series of Securities to be affected by such amendment or modification.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Securities, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of not complying with the Change of Control Offer provisions as a result of any such conflict.

For these purposes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries, taken as a whole, to one or more persons, other than to the Company or one of its subsidiaries; (2) the first day on which a majority of the members of the Company’s board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution (other than its liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3)

above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a direct or indirect parent company of such holding company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person, other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power, of such holding company or its parent company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Change of Control Triggering Event” means the Securities cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) following the earlier date of (1) the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the long-term unsecured debt of the Company at the commencement of any Trigger Period, the Securities will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on the date the Securities were originally issued; or (2) was nominated for election, elected or appointed to the Company’s Board of

Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by specific action of the Board of Directors or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by the Company (as certified by the Company’s chief executive officer or chief financial officer) as a replacement for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

No sinking fund is provided for the Securities.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security that are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.